EXHIBIT 10.1

May 14, 2020

Brian Aquilino

PO Box 3838

Manhattan Beach, CA   90266

Re:Terms of Employment as Chief Operating Officer

Dear Brian:

A-Mark Precious Metals, Inc. (the “Company”) is pleased to confirm your promotion, effective March 9, 2020 (the “Effective Date”), to the position of Chief Operating Officer of the Company. This letter agreement (the “Agreement”) specifies the terms and conditions of your employment by the Company from the Effective Date through June 30, 2023, except that Section 4 of the Agreement will remain in effect thereafter.

1.Duties.

(a) As Chief Operating Officer, you will be responsible for the alignment of the Company’s business unit priorities and ensuring operational excellence across the Company and its business units, and you shall perform such other functions as may be assigned to you from time to time.  You will report to the Company’s Chief Executive Officer, working at our El Segundo, California office.  You will have such other offices at the Company or with Company subsidiaries or affiliates as shall be assigned from time to time by the Company (with the concurrence of any affected subsidiary or affiliate), consistent with your position under this Section 1(a).

(b) During your employment hereunder, you will devote your full business time and best efforts to the business and affairs of the Company and its subsidiaries. You understand and acknowledge that your duties will require business travel from time to time.

(c)Upon your termination of employment hereunder for any reason, you agree to resign from any positions you may then hold with the Company or any of its subsidiaries or affiliates, and that you will execute such documents and take such other action, if any, as may be requested by the Company to give effect to any such resignation.

2.Compensation.

(a) Commencing at the Effective Date, the Company will pay to you an annual salary at the rate of $275,000 per year (your “Base Salary”). Payment of the Base Salary will be in accordance with the Company's standard payroll practices and subject to all legally required or customary withholdings.

(b) You will be eligible to receive an annual bonus for the Company’s 2020 fiscal year with a targeted amount equal to 25% of your Base Salary, and an annual bonus (the “Performance Bonus”) for the Company’s 2021 fiscal year, 2022 fiscal year and 2023 fiscal year with a targeted amount equal to 50% of your Base Salary for the fiscal year.  The annual bonus for fiscal 2020, if any, will be determined in the discretion of the Compensation Committee of the Board of Directors.  Each Performance Bonus, if any, will be based on the extent to which performance goals established by the Company for each fiscal year have been met. Those performance goals will be based on your individual performance and the performance of the Company, including goals that may relate to subsidiaries or business units of the Company; provided, however, that the final payout of the Performance Bonus will remain subject to the discretion of the Company.  Each Performance Bonus, if any, shall be paid within 40 days following the issuance by the Company of financial statements for the fiscal year in respect of which such bonus is payable.  You must be employed by the Company on the last day of the applicable fiscal year to be eligible for the fiscal 2020 annual bonus and for each Performance Bonus.

(c)You will be paid a bonus of $25,000 in recognition of your promotion to the position of Chief Operating Officer.  This bonus was paid to you on March 13, 2020.

(d) On the Effective Date, the Company granted a non-qualified stock option to you for the purchase of 30,000 shares of A-Mark Common Stock under the Company’s 2014 Stock Award and Incentive Plan.  The stock option has an exercise price of $9.28 per share and a stated expiration date of March 9, 2030.  The stock option will vest on June 30, 2023, subject to your continuous employment by the Company or a subsidiary through that vesting date.  The stock option is subject to such additional terms and conditions as are more fully set forth in the Stock Option Agreement attached hereto as Exhibit A, which may include forfeiture and accelerated termination of the stock option in the event of your termination of employment and, in some circumstances, accelerated vesting of the stock option.

(e)Upon submission by you of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly reimburse you for all reasonable and necessary travel, business entertainment and other business expenses incurred by you in connection with the performance of your duties under this Agreement.

(f)During your employment hereunder:

(i)

You will be entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company to employees of the Company (either directly or through a wholly-owned subsidiary).

(ii)	You will be entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to the Company's policy to all senior executives of the Company.
(iii)	You will be entitled to continue to participate in the Company’s insurance programs made generally available to senior executives.
(iv)	The Company may, in its sole discretion, at any time amend or terminate any of the benefit plans or programs referenced in this Section 2(f), upon written notice to you.

(g) Compensation paid or payable under this Agreement, including any Performance Bonus paid or payable under Section 2(b), shall be subject to (i) all legally required or customary tax and other withholdings, and (ii) recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors and in effect at the time of payment of such compensation.

3.Termination.  Your employment hereunder is “at will”; the Company may terminate your employment at any time, with or without cause or notice, and you may voluntarily terminate your employment with or without notice.

4.Exclusive Employment; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics; Other Commitments.

(a) No Conflict; No Other Employment.  During the period of your employment with the Company, you shall not: (i) engage in any activity that conflicts or interferes with or derogates from the performance of your duties hereunder nor shall you engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that you shall be entitled to manage your personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with your responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

(b) Non-solicitation.  In consideration of the payment by the Company to you of amounts that may hereafter be paid to you pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, you agrees that during your employment with the Company and for a period of one year following the date of termination of your employment, without the written consent of the Company you shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; or (ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity.

(c) Proprietary Information.  You acknowledge that during the course of your employment with the Company you will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates.  You covenant that you shall not during your employment by the Company or its affiliates or at any time thereafter, directly or indirectly, use for your own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  You acknowledge and understand that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and G) all written, graphic and other material relating to any of the foregoing.  You acknowledge and understand that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to you on a nonconfidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d) Confidentiality and Surrender of Records.  You shall not during your employment by the Company or its affiliates or at any time thereafter (irrespective of the circumstances under which Your employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company.  Upon termination of employment for any reason or upon request by the Company, you shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records.  For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in your possession or under your control or accessible to you which contain any proprietary information.  All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during your employment by the Company and its affiliates and thereafter.

(e) Inventions and Patents.  All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by you, either alone or jointly with others, in the course of your employment by the Company, belong to the Company.  You will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(f)Enforcement.  You acknowledge and agree that, by virtue of your position, your services and access to and use of confidential records and proprietary information, any violation by you of any of the undertakings contained in this Section 4 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law.  Accordingly, you acknowledge that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 4, and consent to the entry thereof.  You waive posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 4 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g) Employment Policies.  You will be subject to the policies of the Company including, but not limited to, those contained in the Employee Handbook, the Company’s Code of Ethics and all other compliance policies and procedures, all of which may, from time to time, be amended.  Nothing in this Section 4 is intended to limit, modify or reduce your obligations under the Company's Employee Handbook or Code of Ethics.  Your obligations under this Section 4 are in addition to, and not in lieu of, your obligations under the Employee Handbook or the Code of Ethics.  To the extent there is any inconsistency between this Section 4 and the Employee Handbook or the Code of Ethics that would permit you to take any action or engage in any activity pursuant to this Section 4 that you would be barred from taking or engaging in under the Employee Handbook or the Code of Ethics, the Employee Handbook or the Code of Ethics (as applicable) shall control.

(h) Cooperation With Regard to Litigation.  You agree to cooperate with the Company, during the Term and thereafter (including following your termination of employment for any reason), by making yourself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as reasonably requested.  The Company agrees to reimburse you, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with your provision of testimony or assistance in accordance with the provisions of Section 4(h) of this Agreement (including reasonable attorneys' fees) but not later than the last day of the calendar year in which the expense was incurred (or, in the case of an expense incurred in the final quarter of a calendar year, the next following February 15).

(i)Non-Disparagement.  You shall not, at any time during your employment by the Company and its affiliates and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations.  Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

5.Notices.  Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent.  In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

A-Mark Precious Metals, Inc.

2121 Rosecrans, Suite 6300

El Segundo, CA 90245

Attention: General Counsel

If to you, to:

Mr. Brian Aquilino

2121 Rosecrans, Suite 6300

El Segundo, CA 90245

6.Assignability; Binding Effect.  This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated.  The rights and obligations of the Company under this Agreement bind and run in favor of the successors and assigns of the Company.

7.Complete Understanding.  This Agreement (including Exhibits) constitutes the complete understanding between the parties with respect to the employment of you by the Company and supersedes all prior agreements and understandings (subject to Section 1 above), both written and oral, between the parties with respect to the subject matter of this Agreement.

8.Amendments; Waivers.  This Agreement may not be amended except by means of an instrument in writing signed on behalf of the Company and you.  No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of the Company or you in the exercise of any of their respective rights or remedies will operate as a waiver of that right (subject, however, to all explicit deadlines set forth in this Agreement).

9.Severability.  If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby.  If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

10. Survivability.  The provisions of this Agreement that by their terms call for performance subsequent to termination of your employment hereunder, or subsequent to the termination of this Agreement, will survive such termination.  Without limiting the generality of the foregoing, the provisions of Section 4 shall survive any termination of this Agreement in accordance with its terms.

11. Governing Law.  This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

12. Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California, Los Angeles County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.  Nothing in this Section 12, however, affects the right of any party to serve legal process in any other manner permitted by law.  Each party hereto waives trial by jury.

The undersigned hereby execute this Agreement on the date stated in the introductory clause.

A-MARK PRECIOUS METALS, INC.

By:	/s/ Gregory N. Roberts
Name:	Gregory N. Roberts
Title:	Chief Executive Officer

Brian Aquilino

/s/ Brian Aquilino

Exhibit A

A-Mark Precious Metals, Inc.

Stock Option Agreement

This Stock Option Agreement (the “Agreement”) which includes the attached “Terms and Conditions of Option Grant” confirms the grant, effective March 9, 2020, by A-Mark Precious Metals, Inc., a Delaware corporation (“A-Mark"), to Brian Aquilino ("Grantee"), of a non-qualified stock option (the "Option") to purchase shares of A-Mark Common Stock, par value $0.01 per share (the "Shares"), as set forth below.  The Option is granted under Section 6(b) of the A-Mark 2014 Stock Award and Incentive Plan, as amended, and under Section 2(d) of the Employment Agreement between Grantee and A-Mark effective March 9, 2020 (the “Employment Agreement”), in consideration of Grantee’s entry into such Employment Agreement and his service to A-Mark in an executive capacity.

The principal terms of the Option granted hereby are as follows (subject to adjustment in accordance with the Plan and this Agreement):

Shares purchasable:           30,000 A-Mark Shares

Exercise Price and Stated Vesting Dates:

Option - Number of Underlying Shares	Exercise Price Per-Share of the Option	Stated Vesting and Exercisability Dates *
30,000	$9.28	100% on June 30, 2023

The Option will become vested and exercisable, in whole or in part, on an accelerated basis upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 hereof, and will become fully vested and exercisable upon a Change in Control, as defined in Section 8 of the Plan.

Expiration Date:  The Option will expire at 11:59 PM on March 9, 2030 (the “Stated Expiration Date”); provided, however, that the Option is subject to termination prior to the Stated Expiration Date upon a Termination of Employment, in accordance with Section 4 hereof.  The occurrence of a Change in Control of A-Mark does not by itself affect the expiration or termination of the Option.  If, at the date on which the Option or any portion thereof are to expire or terminate, the Fair Market Value of a Share exceeds the Exercise Price and if the Option or portion thereof that will expire or terminate is otherwise vested and exercisable, the Option or portion thereof that will expire or terminate will be automatically exercised by the withholding of Option Shares to pay the exercise price and applicable withholding taxes.

The Option is subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Option Grant attached hereto and deemed a part hereof.  The number and kind of Shares purchasable, the Exercise Price, and other terms and conditions are subject to adjustment in accordance with Section 10(c) of the Plan.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Grantee acknowledges and agrees that (i) the Option is nontransferable as set forth in Section 5 hereof and Section 10(b) of the Plan, (ii) the Option is subject to early termination in the event of Grantee's Termination of Employment in certain circumstances, as specified in Section 4 hereof, and (iii) the sale of Shares under this Option and resales of the Shares will be subject to compliance with applicable Federal and state securities laws, and with A-Mark’s policies governing trading in Shares by employees.

IN WITNESS WHEREOF, A-Mark has caused this Agreement to be executed by its officer thereunto duly authorized.

A-MARK PRECIOUS METALS, INC.

By:
Carol Meltzer
Executive Vice President and General Counsel

TERMS AND CONDITIONS OF OPTION GRANT

The following Terms and Conditions apply to the Option granted to Grantee by A-Mark Precious Metals, Inc. ("A-Mark"), as specified in the Stock Option Agreement (of which these Terms and Conditions form a part).  Certain specific terms and conditions of the Option, including the number of A-Mark Shares purchasable, vesting terms and conditions, Expiration Date and Exercise Price, are set forth on the cover page hereto, which is an integral part of this Agreement.

1.General.  The Option is granted to Grantee under the A-Mark 2014 Stock Award and Incentive Plan (the “Plan”), which has previously been delivered to Grantee and/or is available upon request to the General Counsel of A-Mark.  All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern.  By accepting the grant of the Option, Grantee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation Committee of the Board of Directors (the "Committee") made from time to time.  The Option is a non-qualified stock Option (not an incentive stock option as defined under Section 422 of the Internal Revenue Code of 1986, as amended).

2.Right to Exercise Option.  Subject to all applicable laws, rules, regulations and the terms of the Plan and this Agreement, Grantee may exercise the Option at such time or times and to the extent the Option has become vested and exercisable, as specified on the cover page hereto, and prior to or on the applicable Stated Expiration Date of the Option (but not after any termination, forfeiture or expiration of the Option prior to the Stated Expiration Date).

3.Method of Exercise. To exercise the Option or any part thereof, Grantee must (a) give written notice to the Chief Financial Officer or General Counsel of A-Mark, which notice shall specifically refer to this Agreement, identify the Option, state the number of A-Mark Shares as to which the Option is being exercised and the Exercise Price relating to the Option or portion thereof being exercised, and any instructions relating to issuance of the A-Mark Shares, which notice shall be signed by Grantee, (b) pay in full to A-Mark the applicable Exercise Price of the Option for the number of A-Mark Shares being purchased in cash (including by check), payable in United States dollars, or by tender of A-Mark Shares owned by Grantee having a then Fair Market Value equal to the exercise price, or by any other payment method then permitted by A-Mark under the Plan, and (c), unless this requirement is waived by A-Mark, deliver the investment representation statement in the form attached as Attachment A (the “Investment Representation Statement”).  Once Grantee gives notice of exercise, such notice may not be revoked.  When Grantee validly exercises an Option, or part thereof, A-Mark will transfer A-Mark Shares to Grantee in certificated form or make such a transfer (or make a non-certificated credit) to Grantee's brokerage account at a designated securities brokerage firm or otherwise deliver A-Mark Shares to Grantee.  Grantee shall not have at any time any rights with respect to A-Mark Shares covered by this Agreement prior to the valid exercise as specified herein, and no adjustment shall be made for dividends or other rights for which the record date is prior to such valid exercise except as provided in the Plan and this Agreement.

4.Termination Provisions.  The following provisions will govern the vesting, exercisability and expiration of the Option in the event of Grantee's Termination of Employment at a time that the Option remains outstanding, unless the Committee determines to provide more favorable terms:

(a)Death or Disability.  In the event of Grantee's Termination of Employment due to death or Disability (as defined below), a pro-rata portion (determined in accordance with Section 4(f) below) of the Option (if not previously vested) will become vested, with the remaining unvested portion of the Option forfeited, and the vested portion of the Option will be and remain exercisable until the earlier of two years after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.

(b)Termination by A-Mark Without Cause.  In the event of Grantee's Termination of Employment by A-Mark without Cause (as defined below), the Option (if not previously vested) will become vested in full, and the vested Option will be and remain exercisable until the earlier of three years after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.

(c)Termination by A-Mark for Cause.  In the event of Employee's Termination of Employment by A-Mark for Cause (as defined below), the Option immediately will terminate.

(d)Termination by the Employee Voluntarily.  In the event of Employee's voluntary Termination of Employment, the Option, to the extent vested at the date of Termination, will remain exercisable until the earlier of three months after Termination of Employment or the Stated Expiration Date, at which time the Option will terminate, and with any unvested portion of the Option forfeited at the date of Termination.

(e)Certain Definitions.  The following definitions apply for purposes of this Agreement:

(i)"Cause" means the occurrence of any of the following:

(1)Grantee’s neglect or failure or refusal to perform his duties under his Employment Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(2)Any intentional act by or omission of Grantee that materially injures the reputation or business of the Company or any of its affiliates, or his own reputation;

(3)Grantee’s conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude;

(4)The breach of an obligation under Section 4 of the Employment Agreement or any other material breach of the Employment Agreement or this Agreement; or

(5)Any material violation of the Company's Code of Ethics, as may be amended from time to time (the “Code of Ethics”).

(ii)"Disability" means the occurrence of (l) Grantee becoming entitled to receive disability benefits under the Company's long-term disability plan or (2) Grantee becoming unable to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 consecutive days due to physical or mental incapacity or impairment.

(iii)"Termination of Employment” means the earliest time at which Grantee is employed by neither A-Mark nor a subsidiary of A-Mark and is not serving as a Director of A-Mark.

(f)Determination of Pro-Rata Portion.  For purposes of Section 4(a), the pro-rata portion of an Option that is to become vested will be the number of Option Shares that would become vested if employment continued through the next scheduled Vesting Date multiplied by a fraction the numerator of which is the number of days from the grant date through the date of Termination of Employment and the denominator of which is the total number of days from the grant date to such scheduled Vesting Date.

5.Nontransferability.  Grantee may not transfer the Option or any rights hereunder to any third party other than by will or the laws of descent and distribution and, during Grantee's lifetime, only Grantee or his or her duly appointed guardian or legal representative may exercise the Option, except for transfers to a Beneficiary in the event of death or as otherwise permitted and subject to the conditions under Section 10(b) of the Plan.

6.Grantee Representations and Warranties Upon Exercise and Related Terms; Filing of Registration Statement.  In connection with Grantee’s exercise of the Option or any portion thereof, as a condition to such exercise, A-Mark may require Grantee to make any representation or warranty to A-Mark as may be required under any applicable law or regulation. If A-Mark has filed with the Securities and Exchange Commission a Form S-8 registration statement that is effective at the time of an exercise of the Option, A-Mark will waive the requirement that Grantee execute and deliver the Investment Representation Statement (Exhibit A hereto).

7.Miscellaneous.

(a)Binding Agreement; Written Amendments.  This Agreement shall be binding upon the parties and any successors, heirs, executors or administrators of the parties.  This Agreement constitutes the entire agreement between the parties with respect to the Option, and supersedes any prior agreements or documents with respect to the Option.  No amendment or alteration of this Agreement that may impose any additional obligation upon A-Mark shall be valid unless expressed in a written instrument duly executed in the name of A-Mark, and no amendment, alteration, suspension or termination of this Agreement that materially impairs the rights of Grantee with respect to the Option shall be valid unless expressed in a written instrument executed by Grantee.

(b)No Promise of Employment.  The Option and the granting thereof shall not constitute or be evidence of an agreement or understanding, express or implied, that Grantee has a right to continue as an officer or employee of A-Mark or any subsidiary for any period of time, or at any particular rate of compensation.

(c)Governing Law.  The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(d)Tax Withholding.  Grantee must make arrangements satisfactory to A-Mark to pay or provide for payment of withholding taxes due upon exercise of the Option.

(e)Notices.  Any notice to be given A-Mark under this Agreement shall be addressed to A-Mark at its principal executive offices, in care of the General Counsel, and any notice to Grantee shall be addressed to Grantee at Grantee’s address as then appearing in the records of A-Mark.

(f)Stockholder Rights.  Grantee shall not have any rights with respect to A-Mark Shares (including voting rights) purchasable upon exercise of any Option prior to the valid exercise of the Option and payment in full of the Exercise Price.

Attachment A

INVESTMENT REPRESENTATION STATEMENT

GRANTEE:
COMPANY:	A-MARK PRECIOUS METALS, INC. (“A-Mark”)
Option Shares:	Shares of A-Mark Common Stock
EXERCISE DATE:	, 20

The sale of Shares of Common Stock of A-Mark (the “Shares”) to the undersigned (“Grantee”) has not been qualified or registered under the securities laws of any state, nor registered under the federal Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions from the registration provisions of such laws.  In addition, no attempt has been made to qualify the offering and sale of Shares under any state’s “blue sky” laws, also in reliance upon an exemption from the requirement that a permit for issuance of securities be procured.

In connection with the purchase of the above-listed Shares, the undersigned Grantee represents and warrants to, and agrees with, A-Mark as follows:

(1)Pre-existing Relationship or Experience.  Because Grantee has a preexisting personal or business relationship with A-Mark and/or one or more of its officers or controlling persons, and/or by reason of Grantee’s business or financial experience (including, without limitation, experience in making investments similar to your investment in A-Mark), it is capable of evaluating the risks and merits of an investment in A-Mark and of protecting its own interests in connection with this investment, and it has been afforded ample opportunity to ask any questions of A-Mark, and has been satisfied with the responses to any such questions.

(2)High Risk Investment.  Grantee understands that there is a very high degree of risk in this investment.  An investment in A-Mark should not be made by any purchaser who cannot afford the loss of your entire investment.  Only if Grantee is an investor who can tolerate such risk should Grantee purchase the Shares.

(3)No Advertising.  Grantee has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Shares.

(4)Information Reviewed.  Prior to the date on which Grantee invested in A-Mark, Grantee received and reviewed all information Grantee considered necessary or appropriate for deciding whether to exercise the Option and purchase the Shares.  Prior to making your investment in A-Mark, Grantee had an opportunity to ask questions and receive answers from A-Mark regarding the terms and conditions of purchase of the Shares and the business, financial affairs, and other aspects of A-Mark.  Prior to the date on which Grantee exercised the Option and invested in A-Mark, Grantee had the opportunity to obtain all information (to the extent A-Mark possessed such information) which it deemed necessary to evaluate Grantee’s investment and to verify the accuracy of information otherwise provided to it.

(5)Investment Intent.  Grantee is acquiring the Shares for investment purposes for Grantee’s own account and not with a view to or for sale in connection with any distribution of all or any part of the Shares.  No other Person will have any direct or indirect beneficial interest in or right to the Shares.

(6)Restricted Securities.  Grantee acknowledges and understands that the Shares constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Grantee’s investment intent as expressed herein.  In this connection, Grantee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Grantee’s representation was predicated solely upon a present intention to hold these Shares for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Shares, or for a period of one (1) year or any other fixed period in the future.  Grantee further understands that the Shares must be held indefinitely unless the offer and sale of the Shares are subsequently registered under the Securities Act or an exemption from such registration is available.  Grantee is familiar with the provisions of Rule 144 promulgated under the Securities Act which, in substance, provides only limited means for the resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering, subject to the satisfaction of certain conditions.  If A-Mark remains subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Shares may be resold, subject to the satisfaction of the applicable conditions specified by Rule 144, including (1) the availability of certain current public information about A-Mark, (2) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Shares, (3) the amount of Shares being sold during any three-month period not exceeding specified limitations, (4) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (5) the timely filing of a Form 144, if applicable.

Grantee further understands that, in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required (subject to very limited exceptions for private resales); and that, notwithstanding the fact that Rules 144 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.  Grantee understands that no assurances can be given that any such other registration exemption shall be available in such event.

Grantee

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